Exhibit 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Jaovi Inc.We hereby consent to the inclusion of our report dated June 24, 2026, relating to the financial statements of Jaovi Inc. as of and for the period ended May 31, 2026, in the Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the Registration Statement.

Aloba, Awomolo & Partners - PCAOB ID# 7275

Ibadan, Nigeria

August 18, 2026